Exhibit 99.08

Ambac Financial Group, Inc.
One State Street Plaza
New York, NY 10004
212.668.0340

News Release

For Immediate Release

Investor/Media Contact: Peter R. Poillon
(212) 208-3333
ppoillon@ambac.com
Web site: www.ambac.com

AMBAC FINANCIAL GROUP, INC. ANNOUNCES FOURTH QUARTER NET LOSS OF $3,255.6 MILLION

Fourth Quarter Net Loss Per Share of $31.85 Reflects Mark-to-Market Losses on Credit Derivatives Portfolio Amounting to $33.14 Per Share

Fourth Quarter Credit Enhancement Production(1) $304.5 million, down 3%

NEW YORK, January 22, 2008—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) today announced a fourth quarter 2007 net loss of $3,255.6 million, or a net loss of $31.85 on a per share basis. This compares to fourth quarter 2006 net income of $202.7 million, or net income per diluted share of $1.88. The decrease is primarily due to non-cash, mark-to-market losses on credit derivative exposures amounting to $5,211.0 million, pre-tax, or a net loss of $33.14 per share in the fourth quarter 2007 driven by significant changes in fair value of the exposures during the quarter. The decrease was also caused in part by the current quarter’s loss provision which increased to $208.5 million in the fourth quarter 2007 from $9.6 million in the comparable prior year quarter.

Strategy, Ratings and Capital Position

Ambac Chairman and Interim Chief Executive Officer, Michael Callen stated, “We view the current perceptions of Ambac’s business by both the market and ratings agencies as underestimating Ambac’s strengths and future potential. As of December 31, 2007, the Company had claims-paying ability of $14.5 billion, supported by a high quality investment portfolio. Ambac’s liquidity position is similarly strong. Corporate debt service requirements and corporate expenses are significantly lower than current dividend capacity from the operating company. Claim payments in 2007 were negative $2 million and we paid no claims related to our CDO of ABS portfolio.” Mr. Callen continued, “Capitalizing on our experienced management team and highly qualified professionals worldwide, significant size and scale, and expertise in many market sectors, we believe that Ambac can realize new business opportunities in our core markets and through reinsurance while we strengthen our capital position further to maintain our triple-A ratings under S&P and Moody’s and seek to regain it under Fitch.”

Ambac Fourth Quarter 2007 Earnings/2

In addition, Mr. Callen noted that the Company is evaluating strategic alternatives with a number of potential parties. “We are exploring the attractiveness of these alternatives as we look for opportunities that will grow shareholder value and enable us to build on Ambac’s fundamental strengths. At the same time, we would expect that over the longer-term, as the market normalizes and perceptions correspond more closely to reality, the market will more accurately assess our assets and strengths.”

The Company explained that in the fall of 2007, each of the major rating agencies began a review of the capital adequacy of the financial guaranty industry. In late December, following the rating agency reviews, Ambac’s triple-A rating was affirmed by both S&P (with “negative outlook”) and Moody’s; however, Fitch placed Ambac’s ‘AAA’ rating on “rating watch negative” and stated that Ambac had a modeled $1 billion capital shortfall. On January 16, 2008, the Company announced a plan to raise equity capital of $1 billion or more in order to meet or exceed Fitch’s ‘AAA’ rating requirements. Following this announcement, Moody’s put its ‘Aaa’ rating on review for possible downgrade. On January 18, 2008, Ambac announced that it had determined that as a result of market conditions and other factors, including the recent actions of certain ratings agencies, raising equity capital was not an attractive option at that time. On January 18, 2008, Fitch downgraded Ambac’s insurance financial strength rating to AA. Moody’s and S&P are currently reviewing Ambac’s triple-A ratings for a possible reduction as well.

Notwithstanding these actions, management remains confident that Ambac’s capital position and claims paying ability remain strong. Management is equally confident in Ambac’s insured portfolio and the Company’s ability to support policyholder liabilities.

Mark-to-Market Loss

The $5,211.0 million fourth quarter 2007 mark-to-market loss on credit derivative exposures includes estimated credit impairment of $1,105.7 million related to certain collateralized debt obligations of asset-backed securities backed primarily by mezzanine level subprime residential mortgage-backed securities that have recently been internally downgraded to below investment grade. An estimate for credit impairment has been established because it is management’s expectation that Ambac will have to make claim payments on these exposures in the future. As further described below, earnings measures reported by research analysts are on an operating basis and exclude the net income impact of mark-to-market gains and losses on credit derivative contracts internally rated investment grade, as well as certain other items. Operating earnings in the fourth quarter 2007 includes the impact of the estimated $1,105.7 million credit impairment, which on an after-tax per share basis amounts to a loss of $7.03.

Net Income/(Loss) Per Diluted Share

Net loss per share and net income per diluted share are computed in conformity with U.S. generally accepted accounting principles (GAAP). However, many research analysts and investors do not limit their analysis of our earnings to a strictly GAAP basis. In order to assist investors in their understanding of quarterly results, Ambac provides additional information.

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Ambac Fourth Quarter 2007 Earnings/3

Earnings measures reported by research analysts exclude the net income/(loss) impact of net gains and losses from sales of investment securities and mark-to-market gains and losses on credit, total return and non-trading derivative contracts internally rated investment grade (collectively “net security gains and losses”) and certain other items. Other items in the fourth quarter 2006 represents the write-off of previously deferred issuance expenses related to debentures that were redeemed in October 2006. Certain research analysts and investors further exclude the net income impact of accelerated premiums earned on guaranteed obligations that have been refunded and other accelerated earnings (“accelerated earnings”). During the fourth quarter 2007, net security gains and losses had the effect of decreasing net income by $2,620.6 million, or $25.64 on a per share basis. Accelerated earnings had the effect of increasing net income by $18.4 million, or $0.18 per diluted share during the quarter. Table I provides fourth quarter and full year comparisons of earnings for 2007 and 2006.

Table I

Earnings Per Diluted Share

	Fourth Quarter			Full year
	2007	2006	% Change	2007	2006	% Change
Net (loss) per share / income per diluted share	$(31.85)	$1.88	n.m.	$(31.38)	$8.15	n.m.
Effect of net security losses/(gains)	$32.67	$(0.04)		$38.13	$(0.48)
Less impairment losses	$(7.03)	$(0.00)		$(6.98)	$(0.00)
Other items	$0.00	$0.04		$0.00	$0.04

Operating (loss) / earnings (a)(b)	$(6.21)	$1.88	n.m.	$(0.23)	$7.71	-103%
Effect of Accelerated earnings	$(0.18)	$(0.17)		$(0.76)	$(0.63)

Core (loss) / earnings(b)	$(6.39)	$1.71	n.m.	$(0.99)	$7.08	-114%

(a)	Consensus earnings that are reported by earnings estimate services, such as First Call, are on this basis.
(b)	Operating and core earnings are non-GAAP measures. See footnote 2, below.

n.m. Not meaningful

Commenting on the financial results, Mr. Callen, noted, “The disappointing bottom line for the fourth quarter and the year, resulting from the unprecedented turmoil in the financial markets, is a set back for Ambac. The poor credit market conditions have severely impacted asset values. Ambac is committed to ensuring that its valuations appropriately reflect current market conditions.”

Revenues

Highlights

•	Credit enhancement production(1) in the fourth quarter of 2007 was $304.5 million, down 3% from Ambac’s production of $314.5 million reported in the fourth quarter of 2006.

Credit enhancement production for the full year of 2007 of $1,413.6 million was 9% higher than credit enhancement production of $1,295.2 million in 2006.

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Ambac Fourth Quarter 2007 Earnings/4

Table II provides the fourth quarter and full year comparisons of credit enhancement production by market segment for 2007 and 2006.

Table II

Credit Enhancement Production (1)

$-millions	Fourth Quarter			Full year
	2007	2006	% Change	2007	2006	% Change
Public Finance	$97.4	$84.0	+16%	$477.8	$405.0	+18%
Structured Finance	125.9	97.1	+30%	528.6	479.3	+10%
International	81.2	133.4	-39%	407.2	410.9	-1%

Total	$304.5	$314.5	-3%	$1,413.6	$1,295.2	+9%

In public finance, Ambac’s premium production increased even though overall market issuance declined approximately 17%, quarter on quarter. The increased production was primarily the result of strong writings of healthcare transactions and municipal structured real estate during the quarter. Industry-wide insured penetration in the fourth quarter 2007 was approximately 41%, down from approximately 44% in the fourth quarter 2006. Penetration rates typically fluctuate dependent upon the mix of quality of the transactions that are issued during a given period. However, in December 2007, penetration rates declined to approximately 30% as several municipal issuers chose to forego insurance as the rating agencies reviewed the capital adequacy of the financial guarantors.

U.S. structured finance credit enhancement production increased from the prior year driven by strong writings of commercial asset-backed securitizations and investor-owned utilities deals in the quarter. The structured finance markets continue to experience low volumes, especially in consumer-related securitizations. Industry market conditions on securitizations that do come to market have improved substantially. During the fourth quarter 2007, Ambac did not write any collateralized debt obligations of asset-backed securities (CDOs of ABS) nor did it write any subprime or second lien residential mortgage-backed securities.

International credit enhancement production decreased. The breadth of transactions closed during the current quarter was diversified in terms of asset class and geographic region, but the comparable prior quarter included three large UK transactions. During the quarter Ambac closed deals in six different countries and three multinational transactions.

•

Net premiums written in the fourth quarter of 2007 of $49.3 million were 78% lower than net premiums written of $223.6 million in the fourth quarter of 2006. The decrease is primarily a result of higher ceded premiums written which increased from $28.2 million in fourth quarter 2006 to $184.5 million in the current quarter. In conjunction with the previously announced $29 billion reinsurance arrangement with Assured Guaranty Re Ltd (“AG Re”), Ambac ceded $143.2 million of written premium to that company during the quarter. Excluding the cede to AG Re in the current quarter, ceded premiums as a percentage of gross premiums written were 17.7% and 11.2% for the fourth quarter of 2007 and 2006, respectively.

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Ambac Fourth Quarter 2007 Earnings/5

Net premiums written for the full year of 2007 of $753.9 million were 16% lower than net premiums written of $893.2 million in 2006, primarily as a result of the AG Re cede noted above.

•

Net premiums earned and other credit enhancement fees for the fourth quarter of 2007 were $233.2 million, up 4% from $223.4 million earned in the fourth quarter of 2006. Normal earned premiums and other credit enhancement fees in the fourth quarter 2007 of $203.4 million were 6% higher than $191.3 million reported in the fourth quarter 2006. The AG Re cede, which took place in early December 2007, reduced normal earned premiums by $1.3 million in the current quarter. The impact of that cede on full year 2008 premiums earned is expected to be approximately $28 million.

Net premiums earned include accelerated premiums, which result from refundings, calls and other accelerations recognized during the quarter. Accelerated premiums were $29.8 million in the fourth quarter of 2007, down 7% from $32.1 million in accelerated premiums in the fourth quarter of 2006. During the fourth quarter 2007 and 2006, approximately 89% and 75%, respectively, of the accelerated premiums related to U.S. public finance transactions and the remainder related to U.S. structured finance and international transactions.

Net premiums earned and other credit enhancement fees for the full year of 2007 were $917.9 million, which represented a 5% increase from the $871.4 million earned in 2006. Normal earned premiums and other credit enhancement fees grew 5% from $752.4 million in 2006 to $788.9 million in 2007. Accelerated premiums were $129.0 million for the full year 2007, up 8% from $119.0 million in 2006.

A breakdown of net premiums earned and other credit enhancement fees by market sector for 2007 and 2006 are included in Table III. Normal net premiums earned exclude accelerated premiums that result from refundings, calls and other accelerations.

Table III

Net Premiums Earned and Other Credit Enhancement Fees

$-millions	Fourth Quarter			Full year
	2007	2006	% Change	2007	2006	% Change
Public Finance	$58.4	$58.3	0%	$234.9	$231.1	+2%
Structured Finance	86.5	82.2	+5%	341.0	317.3	+7%
International	58.5	50.8	+15%	213.0	204.0	+4%

Total Normal Premiums/Fees	203.4	191.3	+6%	788.9	752.4	+5%
Accelerated Premiums	29.8	32.1	-7%	129.0	119.0	+8%

Total	$233.2	$223.4	+4%	$917.9	$871.4	+5%

Public finance normal earned premiums were flat quarter on quarter. Earned premium growth in this sector has been negatively impacted by competitive pricing, the mix of business underwritten in recent periods, and the recent high level of refunding activity in Ambac’s public finance book.

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Ambac Fourth Quarter 2007 Earnings/6

Structured finance normal earned premiums and other credit enhancement fees grew 5%. The earned premium growth rate in structured finance has been driven by premium production in asset classes such as pooled debt obligations, commercial asset-backed securities and student loan securitizations over the past several quarters, offset by run-off and a slow down in business written in mortgage-backed securities in 2007.

International normal earned premiums and other credit enhancement fees increased 15%. The increase is driven by improving deal flow and a one-time premium on a credit derivative transaction that matured. This premium resulted from the favorable credit performance of the transaction.

•

Net investment income excluding net investment income from VIEs for the fourth quarter of 2007 was $119.3 million, representing an increase of 8% from $110.5 million in the comparable period of 2006. This increase was due primarily to growth in the investment portfolio driven by the ongoing collection of financial guarantee premiums and fees. Investment income from VIEs is offset by interest expense on VIEs, shown separately in the Consolidated Statements of Operations.

Net investment income excluding net investment income from VIEs for the full year 2007 was $460.3 million, representing an increase of 9% from $423.9 million in 2006, primarily as a result of the reason provided above.

•

Financial services revenues. The financial services segment is comprised of the investment agreement business and the derivative products business. Gross interest income less gross interest expense from investment and payment agreements plus results from the derivative products business, excluding net realized investment gains and losses and unrealized gains and losses on total return swaps and non-trading derivative contracts, was $2.5 million in the fourth quarter of 2007, down 80% from $12.7 million in the fourth quarter of 2006. The decrease was due to lower post inception revenues on interest rate swaps and lower net revenues from the investment agreement business. The decline in post inception revenue was primarily driven by increases in floating rates on certain interest rate swaps with municipal counterparties. The decline in net investment agreement revenues was driven by lower spreads resulting from the timing of interest rate resets on floating assets as compared to floating rate liabilities.

•	Financial services revenues were $32.2 million for the full year 2007, down 34% from the $48.5 million of revenues in 2006 primarily as a result of the reasons provided above.

Expenses

Highlights

•

Financial guarantee expenses of $246.9 million for the fourth quarter of 2007 increased significantly from $43.4 million of expenses for the fourth quarter of 2006. Financial guarantee loss and loss expenses were $208.5 million in the fourth quarter of 2007, up from $9.6 million in the fourth quarter of 2006. See “Loss Reserve Activity,” below, for additional information on losses. Gross underwriting expenses of $47.0 million in the fourth quarter 2007 were relatively flat to $47.2 million in the comparable prior quarter.

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Ambac Fourth Quarter 2007 Earnings/7

Financial guarantee expenses of $400.1 million for the full year 2007 increased 160% from $153.7 million of expenses in 2006. The increase results primarily from increased loss and loss expenses which are up $236.1 million, year over year. Gross underwriting expenses of $195.7 million in 2007 were up 2% from $191.2 million in 2006.

Loss Reserve Activity

•

Case basis loss reserves (loss reserves for exposures that have defaulted) increased $2.7 million during the fourth quarter of 2007 from $107.1 million at September 30, 2007 to $109.8 million at December 31, 2007. The increased case reserves relate primarily to RMBS transactions that are underperforming original expectations. Total net claims paid during the quarter amounted to $9.2 million.

•

Active credit reserves (“ACR”) are established for probable and estimable losses due to credit deterioration on certain adversely classified insured transactions. The ACR increased by $196.7 million during the quarter, from $166.7 million at September 30, 2007 to $363.4 million at December 31, 2007. The increase was driven by unfavorable credit activity within the home equity line of credit and closed-end second lien RMBS portfolio, partially offset by favorable credit activity within the public finance portfolio.

•	Case reserves and ACR for all direct residential mortgage-backed securities exposures amounted to $63.0 million and $240.0 million, respectively, at December 31, 2007.

Other Items

•

Total net securities gains/(losses) for the fourth quarter of 2007 were ($5,232.3) million, consisting of net realized gains on investment securities of $10.5 million, net mark-to-market losses on credit and total return derivatives of ($5,233.6) million and net mark-to-market losses on non-trading derivative contracts of ($9.2) million. As discussed above, during the quarter a net mark-to-market loss amounting to ($5,211.0) million was recorded related to contracts executed in credit default format, primarily in our collateralized debt obligation exposures. The negative mark-to-market is driven by dramatically lower prices in certain structured finance asset classes particularly with respect to CDOs of ABS with subprime RMBS exposure. The lower prices were driven by poor collateral performance, rating agencies downgrades and uncertainty regarding the ultimate outcome of subprime residential mortgage-backed securities losses. Reduced demand for such securities, a lack of liquidity in the markets and forced selling by structured and/or leveraged investment vehicles, all combined to exacerbate pricing declines across the structured debt capital markets.

For the fourth quarter of 2006, net securities gains/(losses) were $5.8 million, consisting of net realized gains on investment securities of $9.6 million, net mark-to-market losses on credit and total return derivatives of ($4.8) million and net mark-to-market gains on non-trading derivative contracts of $1.0 million.

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Ambac Fourth Quarter 2007 Earnings/8

Total net securities gains/(losses) for the full year of 2007 were ($6,038.4) million, consisting of net realized gains on investment securities of $20.9 million, net mark-to-market losses on credit and total return derivatives of ($6,049.6) million and net mark-to-market losses on non-trading derivative contracts of ($9.7) million. For the full year of 2006 net securities gains were $80.2 million, consisting of net realized gains on investment securities of $67.1 million, net mark-to-market gains on credit and total return derivatives of $11.6 million and net mark-to-market gains on non-trading derivative contracts of $1.5 million. Approximately $56 million of the 2006 net realized gains on investment securities related to cash recoveries received during the year related to a security in the investment agreement portfolio that had been written down in previous years.

Balance Sheet

Highlights

•

Total assets as of December 31, 2007 were $23.57 billion, up 16% from total assets of $20.27 billion at December 31, 2006. The increase was primarily driven by cash generated from operations during the period and a deferred tax asset resulting from the net mark-to-market loss generated in 2007. The increase was partially offset by the change in unrealized gains/losses in the investment portfolio which went from a net unrealized gain position at December 31, 2006 to a net unrealized loss position at December 31, 2007. The unrealized loss is primarily due to credit spread widening in highly rated asset-backed securities within the investment agreement investment portfolio.

•

As of December 31, 2007, stockholders’ equity was $2.28 billion, a 63% decrease from year-end 2006 stockholders’ equity of $6.19 billion. The decrease was primarily the result of the net loss reported for the year and the $400 million share buyback earlier in the year and the change in unrealized gains/losses within the investment portfolio as described above.

Forward-Looking Statements

This release, in particular the remarks of Mr. Callen, contains statements about our future results that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution you that these statements are not guarantees of future performance. There are a variety of factors, many of which are beyond Ambac’s control, which affect the operations, performance, business strategy and results and could cause its actual results to differ materially from the expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: (1) changes in the economic, credit, or interest rate environment in the United States and abroad; (2) the level of activity within the national and worldwide debt markets; (3) competitive conditions and pricing levels; (4) legislative and regulatory developments; (5) changes in tax laws; (6) the policies and actions of the United States and other governments; (7) changes in ratings issued by, or in capital requirements or other criteria of, rating agencies; (8) changes in accounting principles or practices that may impact the Company’s reported financial results; (9) the amount of reserves established

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Ambac Fourth Quarter 2007 Earnings/9

for losses and loss expenses; (10) default of one or more of the Company’s reinsurers; (11) market spreads and pricing on insured pooled debt obligations and other derivative products insured or issued by the Company; (12) prepayment speeds on insured asset-backed securities and other factors that may influence the amount of installment premiums paid to the Company; and (13) other additional factors described in the Risk Factors section of Ambac’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and also disclosed from time to time in its subsequent reports on Form 10-Q and Form 8-K, which are available on the Ambac website at www.ambac.com and at the SEC’s website, www.sec.gov. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date they are made. Ambac does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures Ambac may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.

Ambac may also, from time to time, disclose financial information on a non-GAAP basis where management believes this information is valuable to investors in gauging the quality of Ambac’s financial performance and identifying trends.

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Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a leading guarantor of public finance and structured finance obligations, has earned triple-A ratings from Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services; and a double-A rating from Fitch, Inc. Moody’s has placed Ambac’s triple-A rating on review for possible downgrade. Standard & Poor’s has placed Ambac’s triple-A rating on “credit watch negative.” Fitch has placed Ambac’s double-A rating on “rating watch negative.” Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).

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Footnotes

(1)	Credit enhancement production, a non-GAAP measure, is used by management, equity analysts and investors as an indication of new business production in the period. Credit enhancement production, which Ambac reports as analytical data, is defined as gross (direct and assumed) up-front premiums plus the present value of estimated installment premiums on insurance policies and structured credit derivatives issued in the period. The discount rate used to measure the present value of estimated installment premiums was 5.6% and 5.4% during the fourth quarter of 2007 and 2006, respectively. The definition of credit enhancement production used by Ambac may differ from definitions of credit enhancement production (or similar terms) used by other public holding companies of financial guarantors. The following table reconciles credit enhancement production to gross premiums written calculated in accordance with GAAP:

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Ambac Fourth Quarter 2007 Earnings/10

$-millions	Fourth Quarter		Full year
	2007	2006	2007	2006
Credit enhancement production	$305	$314	$1,414	$1,295
Present value of estimated installment premiums written on insurance policies and structured credit derivatives issued in the period	(211)	(192)	(933)	(836)

Gross up-front premiums written	$94	$122	$481	$459
Gross installment premiums written on insurance policies	140	130	550	538

Gross premiums written	$234	$252	$1,031	$997

(2)	Operating earnings and core earnings are not substitutes for net income computed in accordance with GAAP, but are useful measures of performance used by management, equity analysts and investors because they allow more consistent period-to-period comparison of our earnings without the effects of net securities gains/losses and accelerated earnings. Net securities gains/losses excluded from operating earnings consists of investment portfolio realized gains and losses, mark-to-market gains and losses on credit, total return and non-trading derivative contracts for investment grade rated exposures, and certain other items. Core earnings further exclude the impact of refundings, calls and other accelerations. The definitions of operating earnings and core earnings used by Ambac may differ from definitions of operating earnings and core earnings used by other public holding companies of financial guarantors.

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Ambac Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

For the Three Months and Years Ended December 31, 2007 and 2006

(Dollars in Thousands Except Share Data)

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
Revenues:
Financial Guarantee:
Gross premiums written	$233,766	$251,776	$1,031,402	$996,669
Ceded premiums written	(184,516)	(28,155)	(277,532)	(103,496)

Net premiums written	$49,250	$223,621	$753,870	$893,173

Net premiums earned	$209,641	$208,029	$841,461	$811,623
Other credit enhancement fees	23,514	15,360	76,434	59,760

Net premiums earned and other credit enhancement fees	233,155	223,389	917,895	871,383
Net investment income	122,802	110,540	465,048	423,885
Net realized investment gains	4,645	4,243	9,931	7,085
Net mark-to-market (losses) gains on credit derivative contracts	(5,210,951)	(838)	(6,016,321)	9,068
Other income	3,519	4,192	10,733	39,559
Financial Services:
Investment income	110,868	104,248	445,344	391,732
Derivative products	(409)	5,689	6,877	16,638
Net realized investment gains	5,900	5,388	11,027	59,255
Net mark-to-market (losses) gains on total return swap contracts	(22,678)	(4,032)	(33,301)	2,508
Net mark-to-market losses on non-trading derivatives	(9,122)	(177)	(9,059)	(1,414)
Corporate:
Net investment income	903	1,673	5,050	11,614
Net realized investment gains	—	—	—	791

Total revenues	(4,761,368)	454,315	(4,186,776)	1,832,104

Expenses:
Financial Guarantee:
Loss and loss expenses	208,509	9,598	256,109	20,004
Underwriting and operating expenses	34,954	33,831	139,344	133,740
Interest expense on variable interest entity notes	3,455	—	4,622	—
Financial Services:
Interest on investment and payment agreements	107,923	97,280	420,005	359,904
Operating expenses	2,660	2,395	12,229	12,389
Interest	22,128	16,870	85,740	75,294
Corporate	4,164	9,881	13,941	20,560

Total expenses	383,793	169,855	931,990	621,891

(Loss) income before income taxes	(5,145,161)	284,460	(5,118,766)	1,210,213
Provision for income taxes	(1,889,535)	81,782	(1,888,907)	334,302

Net (loss) income	$(3,255,626)	$202,678	$(3,229,859)	$875,911

Net (loss) income per share	$(31.85)	$1.90	$(31.38)	$8.22

Net (loss) income per diluted share	$(31.85)	$1.88	$(31.38)	$8.15

Weighted average number of common shares outstanding:
Basic	102,201,459	106,724,069	102,929,122	106,593,409

Diluted	102,201,459	107,813,332	102,929,122	107,536,339

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2007 and December 31, 2006

(Dollars in Thousands Except Share Data)

	December 31, 2007	December 31, 2006
	(unaudited)
Assets
Investments:
Fixed income securities, at fair value
(amortized cost of $17,265,691 in 2007 and $16,499,731 in 2006)	$17,127,485	$16,800,338
Fixed income securities pledged as collateral, at fair value
(amortized cost of $345,140 in 2007 and $311,546 in 2006)	374,840	307,101
Short-term investments	879,067	311,759
(amortized cost of $879,039 in 2007 and $311,759 in 2006)
Other (cost of $13,571 in 2007 and $13,427 in 2006)	14,278	14,391

Total investments	18,395,670	17,433,589
Cash	123,933	31,868
Securities purchased under agreements to resell	—	273,000
Receivable for securities sold	11,068	12,857
Investment income due and accrued	202,737	193,199
Reinsurance recoverable on paid and unpaid losses	11,862	3,921
Prepaid reinsurance	489,028	315,498
Deferred taxes	2,124,243	—
Deferred acquisition costs	255,639	252,115
Loans	867,676	625,422
Derivative assets	990,534	1,019,339
Other assets	100,484	107,005

Total assets	$23,572,874	$20,267,813

Liabilities and Stockholders’ Equity
Liabilities:
Unearned premiums	$3,123,860	$3,037,544
Loss and loss expense reserve	484,276	220,074
Ceded reinsurance balances payable	32,435	20,084
Obligations under investment and payment agreements	8,570,902	8,202,590
Obligations under investment repurchase agreements	135,524	154,287
Securities sold under agreement to repurchase	100,000	—
Deferred income taxes	—	258,067
Current income taxes	97,826	49,920
Long-term debt	1,669,945	991,804
Accrued interest payable	113,443	105,129
Derivative liabilities	6,697,458	667,066
Other liabilities	270,734	275,670
Payable for securities purchased	645	95,973

Total liabilities	21,297,048	14,078,208

Stockholders’ equity:
Preferred stock	—	—
Common stock	1,092	1,092
Additional paid-in capital	839,952	790,168
Accumulated other comprehensive (loss) income	(44,502)	187,518
Retained earnings	2,126,070	5,470,049
Common stock held in treasury at cost	(646,786)	(259,222)

Total stockholders’ equity	2,275,826	6,189,605

Total liabilities and stockholders’ equity	$23,572,874	$20,267,813

Number of shares outstanding (net of treasury shares)	101,550,023	105,730,553

Book value per share	$22.41	$58.54

Ambac Assurance Corporation and Subsidiaries

Capitalization Table - GAAP

December 31, 2007 and December 31, 2006

(Dollars in Millions)

The following table sets forth Ambac Assurance’s consolidated capitalization as of December 31, 2007 and December 31, 2006, respectively, on the basis of accounting principles generally accepted in the United States of America.

	December 31, 2007	December 31, 2006
	(unaudited)
Long-term debt (1)	$0	$0

Stockholder’s equity:
Common stock	82	82
Additional paid-in capital	1,551	1,509
Accumulated other comprehensive income	154	132
Retained earnings	1,914	5,275

Total stockholder’s equity	$3,701	$6,998

(1)	Long-term debt excludes the $281 and $0 of variable interest notes consolidated under the provisions of FIN 46R “Consolidation of Variable Interest Entities” at December 31, 2007 and December 31, 2006, respectively.